    Exhibit 99.1
Uber Announces Results for Fourth Quarter and Full Year 2024

Gross Bookings grew 18% year-over-year and 21% year-over-year on a constant currency basis
Income from operations of $770 million; Adjusted EBITDA of $1.8 billion, up 44% year-over-year
Operating cash flow of $1.8 billion; Free cash flow of $1.7 billion

SAN FRANCISCO – February 5, 2025 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter and full year ended December 31, 2024.

“Uber ended 2024 with our strongest quarter ever, as growth accelerated across MAPCs, trips, and Gross Bookings,” said Dara Khosrowshahi, CEO. “Our performance has been powered by rapid innovation and execution across multiple priorities, including the massive opportunity presented by autonomous vehicles. We enter 2025 with clear momentum and will continue to be relentless against our long-term strategy.”

“Record demand in both Mobility and Delivery helped us grow Gross Bookings faster than the high end of our guidance, and we closed out 2024 exceeding our three-year outlook for Gross Bookings, Adjusted EBITDA, and free cash flow,” said Prashanth Mahendra-Rajah, CFO. “We believe we remain undervalued despite these strong fundamentals, and plan to be active and opportunistic buyers of our stock.”

Financial Highlights for Fourth Quarter 2024
•Gross Bookings grew 18% year-over-year (“YoY”) to $44.2 billion, or 21% on a constant currency basis, with Mobility Gross Bookings of $22.8 billion (+18% YoY or +24% YoY constant currency) and Delivery Gross Bookings of $20.1 billion (+18% YoY or +18% YoY constant currency). Trips during the quarter grew 18% YoY to 3.1 billion, or approximately 33 million trips per day on average.
•Revenue grew 20% YoY to $12.0 billion, or 21% on a constant currency basis. Combined Mobility and Delivery revenue grew 23% YoY to $10.7 billion, or 24% on a constant currency basis.
•Income from operations was $770 million, up $118 million YoY.
•Net income attributable to Uber Technologies, Inc. was $6.9 billion, which includes a $6.4 billion benefit from a tax valuation release and a $556 million benefit (pre-tax) due to net unrealized gains related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA grew 44% YoY to $1.8 billion. Adjusted EBITDA margin as a percentage of Gross Bookings was 4.2%, up from 3.4% in Q4 2023.
•Net cash provided by operating activities was $1.8 billion and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $1.7 billion.
•Unrestricted cash, cash equivalents, and short-term investments were $7.0 billion at the end of the fourth quarter. We redeemed $2.0 billion of our outstanding debt in Q4 2024.
Outlook for Q1 2025
For Q1 2025, we anticipate:
•Gross Bookings of growth of 17% to 21% YoY on a constant currency basis.
◦This translates to reported Gross Bookings of $42.0 billion to $43.5 billion as our outlook assumes a roughly 5.5 percentage point currency headwind to total reported YoY growth (including a roughly 7 and 4 percentage point currency headwind to Mobility and Delivery growth, respectively).
•Adjusted EBITDA of $1.79 billion to $1.89 billion, which represents 30% to 37% YoY growth.

Financial and Operational Highlights for Fourth Quarter 2024

	Three Months Ended December 31,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	150	171	14%
Trips	2,601	3,068	18%
Gross Bookings	$37,575	$44,197	18%	21%
Revenue	$9,936	$11,959	20%	21%
Income from operations	$652	$770	18%
Net income attributable to Uber Technologies, Inc. (2)	$1,429	$6,883	**
Adjusted EBITDA (1)	$1,283	$1,842	44%
Net cash provided by operating activities	$823	$1,750	113%
Free cash flow (1)	$768	$1,706	122%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Q4 2023 net income includes a $1.0 billion net benefit (pre-tax) from revaluations of Uber’s equity investments. Q4 2024 net income includes a $6.4 billion benefit from a tax valuation release and a $556 million net benefit (pre-tax) from revaluations of Uber’s equity investments.
** Percentage not meaningful.

Full Year 2024 Financial and Operational Highlights

	Year Ended December 31,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Trips	9,448	11,273	19%
Gross Bookings	$137,865	$162,773	18%	21%
Revenue	$37,281	$43,978	18%	19%
Income from operations	$1,110	$2,799	152%
Net income attributable to Uber Technologies, Inc. (2)	$1,887	$9,856	**
Adjusted EBITDA (1)	$4,052	$6,484	60%
Net cash provided by operating activities (3)	$3,585	$7,137	99%
Free cash flow (1), (3)	$3,362	$6,895	105%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net income for the year ended December 31, 2023 includes a $1.6 billion net benefit (pre-tax) from revaluations of Uber’s equity investments.
Net income for the year ended December 31, 2024 includes a $6.4 billion benefit from a tax valuation release and a $1.8 billion net benefit (pre-tax) from revaluations of Uber’s equity investments.
(3) Net cash provided by operating activities and free cash flow during the year ended December 31, 2023 includes an approximately $622 million cash outflow related to payments of HMRC VAT for multiple assessments for the period of March 2022 to March 2023.
** Percentage not meaningful.

Results by Offering and Segment
Gross Bookings

	Three Months Ended December 31,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$19,285	$22,798	18%	24%
Delivery	17,011	20,126	18%	18%
Freight	1,279	1,273	—%	—%
Total	$37,575	$44,197	18%	21%

Revenue

	Three Months Ended December 31,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Revenue:
Mobility	$5,537	$6,911	25%	26%
Delivery	3,119	3,773	21%	20%
Freight	1,280	1,275	—%	—%
Total	$9,936	$11,959	20%	21%

Revenue Margin

	Three Months Ended December 31,
	2023	2024

Mobility	28.7%	30.3%
Delivery	18.3%	18.7%

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended December 31,
(In millions, except percentages)	2023	2024	% Change

Segment Adjusted EBITDA:
Mobility	$1,446	$1,769	22%
Delivery	476	727	53%
Freight	(14)	(22)	(57)%
Corporate G&A and Platform R&D (1)	(625)	(632)	(1)%
Adjusted EBITDA (2)	$1,283	$1,842	44%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Financial Highlights for the Fourth Quarter 2024 (continued)
Mobility
•Revenue of $6.9 billion: Mobility Revenue grew 25% YoY and 8% quarter-over-quarter (“QoQ”). The YoY increase was primarily attributable to an increase in Mobility Gross Bookings due to an increase in Trip volumes. Mobility Revenue Margin of 30.3% increased 160 bps YoY and decreased 20 bps QoQ.
•Adjusted EBITDA of $1.8 billion: Mobility Adjusted EBITDA increased 22% YoY, and Mobility Adjusted EBITDA margin was 7.8% of Gross Bookings compared to 7.5% in Q4 2023 and 8.0% in Q3 2024. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by cost leverage from higher volume.
Delivery
•Revenue of $3.8 billion: Delivery Revenue grew 21% YoY and 9% QoQ. The YoY increase was primarily attributable to an increase in Delivery Gross Bookings due to an increase in Trip volumes, and an increase in advertising revenue. Delivery Revenue Margin of 18.7% increased 40 bps YoY and 10 bps QoQ.
•Adjusted EBITDA of $727 million: Delivery Adjusted EBITDA increased 53% YoY, and Delivery Adjusted EBITDA margin was 3.6% of Gross Bookings, compared to 2.8% in Q4 2023 and 3.4% in Q3 2024. Delivery Adjusted EBITDA margin improvement YoY was primarily driven by cost leverage from higher volume and increased advertising revenue.
Freight
•Revenue of $1.3 billion: Freight Revenue was flat YoY and decreased 3% QoQ. Revenue was flat YoY driven by a decrease in revenue per load as a result of the challenging freight market cycle, partially offset by an increase in volume.
•Adjusted EBITDA loss of $22 million: Freight Adjusted EBITDA decreased $8 million YoY. Freight Adjusted EBITDA margin as a percentage of Gross Bookings decreased 60 bps YoY to (1.7%).
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $632 million, compared to $625 million in Q4 2023, and $601 million in Q3 2024. Corporate G&A and Platform R&D as a percentage of Gross Bookings decreased 20 bps YoY and remained flat QoQ. The YoY decrease was primarily due to improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $7.2 billion. Non-GAAP cost of revenue was $7.2 billion, representing 16.4% of Gross Bookings, compared to 16.1% and 16.5% in Q4 2023 and Q3 2024, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased primarily due to an increase in insurance expense.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $678 million. Non-GAAP operations and support was $624 million, representing 1.4% of Gross Bookings, compared to 1.7% and 1.6% in Q4 2023 and Q3 2024, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.2 billion. Non-GAAP sales and marketing was $1.2 billion, representing 2.7% of Gross Bookings, compared to 2.4% and 2.6% in Q4 2023 and Q3 2024, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings increased due to an increase in consumer promotion spend.
◦Research and development: GAAP research and development was $785 million. Non-GAAP research and development was $525 million, representing 1.2% of Gross Bookings, compared to 1.3% and 1.2% in Q4 2023 and Q3 2024, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦General and administrative: GAAP general and administrative was $1.1 billion. Non-GAAP general and administrative was $550 million, representing 1.2% of Gross Bookings, compared to 1.5% and 1.3% in Q4 2023 and Q3 2024, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to a decrease in employee headcount costs.

Operating Highlights for the Fourth Quarter 2024
Platform
•Monthly Active Platform Consumers (“MAPCs”): MAPCs was 171 million, an increase of 14% YoY.
•Trips: Trips on our platform grew 18% YoY to 3.1 billion. Monthly trips per MAPC reached an all-time high and grew 3% YoY to 6.0.
•Supporting earners: Drivers and couriers earned an aggregate $20.0 billion (including tips) during the quarter, with earnings up 16% YoY, or 22% on a constant currency basis.
•Autonomous deployments and partnerships: Launched autonomous ride-hailing service in Abu Dhabi in partnership with WeRide, marking the first time autonomous vehicles are available on the Uber platform outside of the US. Additionally, began delivering Uber Eats orders in Austin and Dallas via autonomous sidewalk robots in partnership with Avride, and in Osaka in partnership with Cartken. Lastly, formed a joint initiative with NVIDIA to collaborate on new solutions to support the development of AI-powered autonomous driving technology.
•Membership: Uber One member base reached 30 million, growing roughly 60% YoY. Launched Uber One membership plans in 6 new countries, bringing the total number of countries with Uber One membership plans to 34, including all Delivery countries. Additionally, launched Uber One for Students to new countries across the EMEA, APAC, and LatAm regions.
•Delta partnership: This spring, Uber will become Delta’s exclusive rideshare and delivery partner in the US. Uber customers will have the opportunity to earn Delta SkyMiles on qualifying Uber rides and Uber Eats orders.
•AI enhancements: Significantly expanded application of AI to assist with customer service requests, providing support agents with summaries of customer comments, guidance on resolution steps, and personalized reply suggestions.
Mobility
•Focus on affordability: Launched UberX Share at 10 major airports in the US and internationally. Additionally, expanded Uber Shuttle service to LaGuardia Airport, adding a new stop from downtown Manhattan, and increased service during peak times.
•Uber for Teens expansion: Expanded Uber for Teens to 26 new countries across the EMEA, APAC, and LatAm regions. Uber Teens is now live in over 50 countries, covering the vast majority of our global Trip volumes. Also launched Teen profiles, enabling teens to use their own payment methods and cash.
•Uber Business Black: Launched Uber Business Black in the US, UK and Brazil, a new ride type for corporate travelers featuring luxury vehicles, increased flexibility, and first class customer service.
•Taxi expansion: In Japan, partnered with a leading taxi dispatch provider that will bring up to 20,000 vehicles onto the platform. Demand in Japan remains robust, driven by increasing usage by domestic riders as well as international travelers.
•Refreshed Uber Courier service: Rebranded and redesigned Uber Connect as Uber Courier to better reflect the variety of use cases the service provides. Also expanded the Saver feature in the US and Mexico, and launched a scheduling feature globally.
Delivery
•SNAP EBT payment acceptance: US customers can now use their SNAP EBT benefits to order groceries from participating locations through the Uber Eats app, starting with Albertsons Companies-owned brands and Walgreens locations nationwide.
•Uber Direct momentum: Expanded partnership between Uber Direct and Toast Delivery Services, allowing restaurants on Toast’s platform to save on delivery fees, expand their delivery radius, and leverage Uber’s extensive delivery network. Partnered with several additional merchants, including P.F. Chang’s in the US as well as Burger King in the UK, hardware retailer Bunnings in Australia, and our first Uber Direct partnership in Poland with Media Markt.
•Grocery & Retail fulfillment enhancements: Launched new Shopper Pick & Pack feature in select markets, providing flexibility for earners to solely shop for orders and hand deliveries off to couriers. Also introduced functionality to redirect orders if the selected store is temporarily closed or low on inventory. Lastly, completed a tech migration enabling merchants using their employees for order fulfillment to utilize the same fulfillment technology as Uber's earners.
•Festive holiday features: Launched several features over the holidays, including a holiday shopping hub, Christmas tree delivery in partnership with Lowe's, and Uber Carolers in select cities.

Freight
•Broker Access: Launched Broker Access, a new capacity-as-a-service solution that provides freight brokers with direct access to Uber Freight’s technology platform and network of fully vetted carriers. The program streamlines load booking and execution, provides end-to-end load visibility, and mitigates fraud.
Recent Developments
•Accelerated share repurchase: In January 2025, entered into an accelerated share repurchase (“ASR”) agreement to repurchase $1.5 billion shares of Uber common stock, as part of our previously announced $7.0 billion share repurchase authorization.

Webcast and conference call information
A live audio webcast of our fourth quarter ended December 31, 2024 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on February 5, 2025 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and X accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 58 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2024 and subsequent annual reports, quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2023	As of December 31, 2024
Assets
Cash and cash equivalents	$4,680	$5,893
Short-term investments	727	1,084
Restricted cash and cash equivalents	805	545
Accounts receivable, net	3,404	3,333
Prepaid expenses and other current assets	1,681	1,390
Total current assets	11,297	12,245
Restricted cash and cash equivalents	1,519	2,172
Restricted investments	4,779	7,019
Investments	6,101	8,460
Equity method investments	353	302
Property and equipment, net	2,073	1,952
Operating lease right-of-use assets	1,241	1,158
Intangible assets, net	1,425	1,125
Goodwill	8,151	8,066
Deferred tax assets	170	6,171
Other assets	1,590	2,574
Total assets	$38,699	$51,244
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$790	$858
Short-term insurance reserves	2,077	2,754
Operating lease liabilities, current	190	175
Accrued and other current liabilities	6,397	7,689
Total current liabilities	9,454	11,476
Long-term insurance reserves	4,909	7,042
Long-term debt, net of current portion	9,459	8,347
Operating lease liabilities, non-current	1,550	1,454
Other long-term liabilities	645	449
Total liabilities	26,017	28,768

Redeemable non-controlling interests	654	93
Equity
Common stock	—	—
Additional paid-in capital	42,264	42,801
Accumulated other comprehensive loss	(421)	(517)
Accumulated deficit	(30,594)	(20,726)
Total Uber Technologies, Inc. stockholders' equity	11,249	21,558
Non-redeemable non-controlling interests	779	825
Total equity	12,028	22,383
Total liabilities, redeemable non-controlling interests and equity	$38,699	$51,244

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2024	2023	2024
Revenue	$9,936	$11,959	$37,281	$43,978
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	6,057	7,234	22,457	26,651
Operations and support	702	678	2,689	2,732
Sales and marketing	935	1,209	4,356	4,337
Research and development	784	785	3,164	3,109
General and administrative	603	1,114	2,682	3,639
Depreciation and amortization	203	169	823	711
Total costs and expenses	9,284	11,189	36,171	41,179
Income from operations	652	770	1,110	2,799
Interest expense	(155)	(117)	(633)	(523)
Other income (expense), net	1,331	256	1,844	1,849
Income before income taxes and income (loss) from equity method investments	1,828	909	2,321	4,125
Provision for (benefit from) income taxes	133	(6,002)	213	(5,758)
Income (loss) from equity method investments	5	(10)	48	(38)
Net income including non-controlling interests	1,700	6,901	2,156	9,845
Less: net income (loss) attributable to non-controlling interests, net of tax	271	18	269	(11)
Net income attributable to Uber Technologies, Inc.	$1,429	$6,883	$1,887	$9,856
Net income per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$0.69	$3.27	$0.93	$4.71
Diluted	$0.66	$3.21	$0.87	$4.56
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	2,060,885	2,105,899	2,035,651	2,094,602
Diluted	2,121,929	2,141,426	2,091,782	2,150,508

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2024	2023	2024
Cash flows from operating activities
Net income including non-controlling interests	$1,700	$6,901	$2,156	$9,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	203	176	823	737
Bad debt expense	29	14	92	61
Stock-based compensation	469	419	1,935	1,796
Loss from sale of investments	—	—	74	—
Gain on business divestitures	(204)	—	(204)	—
Deferred income taxes	(6)	(6,128)	26	(6,027)
Accretion of discounts on marketable debt securities, net	(62)	(62)	(154)	(251)
Impairments of goodwill, long-lived assets and other assets	9	—	86	—
Loss (income) from equity method investments, net	(5)	10	(48)	38
Unrealized gain on debt and equity securities, net	(1,000)	(556)	(1,610)	(1,832)
Unrealized foreign currency transactions	(18)	135	138	308
Other	39	68	106	88
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(395)	246	(758)	(142)
Prepaid expenses and other assets	(281)	(30)	(1,462)	(694)
Operating lease right-of-use assets	50	59	191	196
Accounts payable	(22)	62	64	86
Accrued insurance reserves	614	658	2,230	2,819
Accrued expenses and other liabilities	(254)	(158)	80	330
Operating lease liabilities	(43)	(64)	(180)	(221)
Net cash provided by operating activities	823	1,750	3,585	7,137
Cash flows from investing activities
Purchases of property and equipment	(55)	(44)	(223)	(242)
Purchases of non-marketable equity securities	(10)	(1)	(52)	(289)
Purchases of marketable securities	(2,844)	(3,020)	(8,774)	(12,765)
Proceeds from maturities and sales of marketable securities	2,076	4,437	5,069	10,204
Proceeds from sale of equity method investments	—	—	721	17
Other investing activities	14	61	33	(102)
Net cash provided by (used in) investing activities	(819)	1,433	(3,226)	(3,177)
Cash flows from financing activities
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	45	53	130	156
Issuance of term loan and notes, net of issuance costs	1,703	—	2,824	3,972
Purchase of Capped Calls	(141)	—	(141)	—
Principal repayment on term loan and notes	(1,525)	(2,000)	(2,675)	(3,986)
Principal repayment on Careem Notes	—	—	(25)	—
Principal payments on finance leases	(53)	(50)	(171)	(172)
Repurchases of common stock	—	(555)	—	(1,252)

Redemption of non-controlling interests	—	(851)	—	(851)
Other financing activities	17	6	(37)	46
Net cash provided by (used in) financing activities	46	(3,397)	(95)	(2,087)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	89	(179)	63	(267)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	139	(393)	327	1,606
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	6,865	9,003	6,677	7,004
End of period	$7,004	$8,610	$7,004	$8,610

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2024	2023	2024

	(Unaudited)
Interest income	$160	$191	$484	$721
Foreign currency exchange gains (losses), net	3	(169)	(182)	(391)
Gain on business divestitures (1)	204	—	204	—
Loss on sale of investments	—	—	(74)	—
Unrealized gain on debt and equity securities, net (2)	1,000	556	1,610	1,832
Acquisition termination fee	—	(236)	—	(236)
Other, net	(36)	(86)	(198)	(77)
Other income (expense), net	$1,331	$256	$1,844	$1,849
(1) During the three and twelve months ended December 31, 2023, gain on business divestitures represents a $204 million gain on the sale of interest in our Careem non-ridesharing business.
(2) During the three months ended December 31, 2023, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $659 million net unrealized gain on our Aurora investment, a $414 million net unrealized gain on our Didi investment, partially offset by a $91 million net unrealized loss on our Grab investment.
During the year ended December 31, 2023, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $985 million net unrealized gain on our Aurora investment, a $443 million net unrealized gain on our Didi investment, a $84 million net unrealized gain on our Joby investment, and a $80 million net unrealized gain on our Grab investment.
During the three months ended December 31, 2024, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $493 million net unrealized gain on our Grab investment, a $124 million net unrealized gain on our Aurora investment, a $79 million net unrealized gain on our Joby investment, partially offset by a $86 million net unrealized loss on our Delivery Hero investment, and a $75 million net unrealized loss on our Didi investment.
During the year ended December 31, 2024, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities including: a $723 million net unrealized gain on our Grab investment, a $629 million net unrealized gain on our Aurora investment, and a $357 million net unrealized gain on our Didi investment.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2024	2023	2024

	(Unaudited)
Operations and support	$52	$47	$184	$218
Sales and marketing	22	23	96	91
Research and development	298	260	1,215	1,104
General and administrative	97	89	440	383
Total	$469	$419	$1,935	$1,796

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
Aggregate Driver and Courier Earnings. Aggregate Driver and Courier Earnings refers to fares (net of Uber service fee, taxes and tolls), tips, Driver incentives and Driver benefits.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and Couriers earnings.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and Couriers earnings.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides, Delivery orders (in each case without any adjustment for consumer discounts and refunds, Driver and Merchant earnings, and Driver incentives) and Freight revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Revenue Margin. We define Revenue Margin as revenue as a percentage of Gross Bookings.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less direct costs and expenses of that segment as well as any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.

Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Legal, tax, and regulatory reserve changes and settlements
Legal, tax, and regulatory reserve changes and settlements are primarily related to certain significant legal proceedings or governmental investigations related to worker classification definitions, or tax agencies challenging our non-income tax positions. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance.
Limitations of Non-GAAP Financial Measures and Adjusted EBITDA Reconciliation
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; and unrealized gain (loss) on debt and equity securities, net; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2024	2023	2024
Adjusted EBITDA reconciliation:
Net income attributable to Uber Technologies, Inc.	$1,429	$6,883	$1,887	$9,856
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	271	18	269	(11)
(Income) loss from equity method investments	(5)	10	(48)	38
Provision for (benefit from) income taxes	133	(6,002)	213	(5,758)
Other (income) expense, net	(1,331)	(256)	(1,844)	(1,849)
Interest expense	155	117	633	523
Income from operations	652	770	1,110	2,799
Add (deduct):
Depreciation and amortization	203	169	823	711
Stock-based compensation expense	469	419	1,935	1,796
Legal, tax, and regulatory reserve changes and settlements	(73)	462	9	1,123
Goodwill and asset impairments/loss on sale of assets	(1)	6	84	3
Acquisition, financing and divestitures related expenses	9	9	36	25
Loss on lease arrangements, net	8	2	4	2
Restructuring and related charges, net	16	5	51	25
Adjusted EBITDA	$1,283	$1,842	$4,052	$6,484

Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2024	2023	2024
Free cash flow reconciliation:
Net cash provided by operating activities	$823	$1,750	$3,585	$7,137
Purchases of property and equipment	(55)	(44)	(223)	(242)
Free cash flow	$768	$1,706	$3,362	$6,895
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	December 31, 2023	September 30, 2024	December 31, 2024
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$6,057	$6,761	$7,234
Restructuring and related charges	(9)	—	(2)
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$6,048	$6,761	$7,232

	Three Months Ended
(In millions)	December 31, 2023	September 30, 2024	December 31, 2024
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$702	$687	$678
Restructuring and related charges	(3)	(1)	(1)
Goodwill and asset impairments/loss on sale of assets	—	—	(6)
Acquisition, financing and divestitures related expenses	(1)	—	—
Stock-based compensation expense	(52)	(50)	(47)
Non-GAAP Operations and support	$646	$636	$624

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$935	$1,096	$1,209
Restructuring and related charges	(1)	—	—
Stock-based compensation expense	(22)	(23)	(23)
Non-GAAP Sales and marketing	$912	$1,073	$1,186

Non-GAAP Research and development reconciliation:
GAAP Research and development	$784	$774	$785
Restructuring and related charges	(3)	(1)	—
Stock-based compensation expense	(298)	(268)	(260)
Non-GAAP Research and development	$483	$505	$525

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$603	$630	$1,114
Legal, tax, and regulatory reserve changes and settlements	73	—	(462)
Goodwill and asset impairments/loss on sale of assets	1	—	—
Restructuring and related charges	—	(2)	(2)
Acquisition, financing and divestitures related expenses	(8)	(8)	(9)
Loss on lease arrangements, net	(8)	—	(2)
Stock-based compensation expense	(97)	(97)	(89)
Non-GAAP General and administrative	$564	$523	$550